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                         GLOBE BUSINESS RESOURCES, INC.
                            EXHIBIT 99 - SAFE HARBOR

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation in many instances for forward-looking statements. In order to take advantage of the Act, such statements must be accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those that might be projected. This exhibit to the Registrant's Form 10-K is being filed in order to allow the Registrant to take advantage of the new provisions of this Act by providing the following cautionary statements:

Risk Factors Affecting Globe
----------------------------

         Globe's business operations and strategy are subject to a number of uncertainties and risks which could adversely affect its performance in the future. Among these are the following factors:

         Globe's principal growth strategy depends on the acquisition of other companies in the rent-to-rent and corporate housing businesses. Although previous acquisitions have been successful to date, there can be no assurance that any additional acquisitions will be consummated or that, if acquisitions are consummated, they will be successful. Acquisitions require a significant commitment of corporate resources, management attention and capital which, in certain cases, could exceed that available to Globe. Additionally, Globe could experience unexpected costs and operational difficulties in integrating acquired businesses.

         Many of Globe's competitors have greater financial and other resources than Globe. These resources could give them an advantage in price and service areas.

         Several of Globe's rental customers compete with Globe in its corporate housing business. As Globe expands in the corporate housing area, it may continue to lose rental business from those competitors.

         Globe is dependent on its computer systems in its daily operations. In addition, Globe is developing a common computer system for its Corporate Stay International business. Significant cost or time overruns on the Corporate Stay International system development or unidentified deficiencies in other Globe systems could have a material adverse affect on Globe's operations.

         While the Company is unaware of material adverse consequences related to vendor or supplier Year 2000 non-compliance, it is possible that issues could arise which would have a negative impact on Globe's operations.

         The Company believes that the industry it serves is significantly influenced by economic conditions generally and by levels of job creation, relocations of employees and general business activity. A prolonged economic downturn could have a material adverse affect on Globe's operations.


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